Exhibit 99.1

Dear Gary,

I am pleased to offer you a position with SciClone Pharmaceuticals (the “Company”) as its Senior Vice President Finance and Chief Financial Officer reporting to the Chief Executive Officer.  The position will be based out of our offices located at 950 Tower Lane, Suite 900 in Foster City, California. Your start date will be December 8, 2008.

If you decide to join us, you will receive a monthly salary of $28,333.34, less applicable withholding (annualized base salary of $340,000.00) which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. As a Senior Vice President, you will be eligible to participate in the Company’s annual executive bonus program, under which you will have an annual bonus opportunity targeted at 30% of your then current annual base salary and which will be earned based on your achievement of business objectives as established by the Company’s President and Chief Executive Officer in accordance with the terms of the executive bonus program.  Such bonus, if earned, shall be paid not later than the date that is two and one-half months following the close of the year in which such bonus is earned.  In addition, if you join the Company, you will be provided a $25,000 Sign On Bonus, less applicable withholding.  The Sign On Bonus will be paid together with the first regular payroll after your start date.  Although this bonus will be paid at the time noted, it will not be fully earned until the second anniversary of your employment start date and is subject to repayment as described below.

As a full-time employee, you and your eligible dependents are also eligible to participate in the Company’s employee benefits plans and receive benefits subject to the conditions of those plans; such benefits currently include health, dental, life and vision insurance. You are also eligible to participate in the Company’s 401(k) plan.  In addition, you will be covered under the Company’s long-term and short-term disability plans and well as its group-term life insurance plan.  You are eligible to earn paid-time off (PTO) of up to 25 days (200 hours) per calendar year, which is earned ratably semi-monthly.  You are also eligible to participate in SciClone’s Employee Stock Purchase Plan (“ESPP”).  You should note that the Company may modify your salary and the benefits it provides from time to time as it deems necessary.

In addition, if you decide to join us, it will be recommended at the first meeting of the Company’s Board of Directors (the “Board”) following your employment start date that the Company grant you an option to purchase 75,000 shares of the Company’s common stock (the “Time-Based Option”) at a price per share equal to the fair market value per share of the Company’s common stock on the date of grant, as determined by the Board.  Subject to your continued employment, twenty-five percent (25%) of the shares subject to the Time-Based Option shall initially vest (become exercisable) on the first anniversary of your employment start date (and no shares shall vest before such date) and the remaining shares shall vest monthly over the next thirty-six (36) months in substantially equal monthly amounts.  The Time-Based Option shall be subject to the terms and conditions of the Company’s stock option plan and an appropriate form of stock option agreement, which you will be required to sign as a condition of receiving any option.  Over time, additional stock option grants may be made available in the sole discretion of the Board.

In addition it will be recommended at the first meeting of the Board following your employment start date that the Company grant you an additional option to purchase 75,000 shares of the Company’s common stock at a price per share equal to the fair market value per share of the Company’s common stock on the date of grant, as determined by the Board,  which will vest based on both your achievement of business objectives which we will mutually agree upon and on your continued employment through the applicable performance milestone vesting date (the “Performance-Based Option”).  The Performance-Based Option shall be subject to the terms and conditions of the Company’s stock option plan and an appropriate form of stock option agreement, which you will be required to sign as a condition of receiving any option.

In addition, it will be recommended that the Board approve a Change of Control agreement for you providing that if your employment is involuntarily terminated by the Company without Cause, as defined below, within the twelve (12) month period following the closing of transaction constituting a “Change of Control” (as defined by the Company’s stock option Plan), all shares subject to the Time-Based Option as well as the Performance-Based Option shall immediately become fully vested and exercisable and you shall also be entitled to receive a severance payment equal to twelve (12) months of your then current base salary, subject to your signing a full general release of claims in a form satisfactory to the Company which becomes binding and effective in accordance with its terms on or before the 60th day following your termination of employment as described herein.

Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement on account of your termination of employment with the Company which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until you have incurred a “separation from service” within the meaning of the Section 409A Regulations.  Furthermore, if you are a “specified employee” within the meaning of the Section 409A Regulations as of the date of your separation from service, no amount that constitutes a deferral of compensation which is payable on account of your separation from service shall be paid to you before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of your separation from service or, if earlier, the date of your death following such separation from service.  All such amounts that would, but for this subsection, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

The Company intends that income provided to you pursuant to this Agreement will not be subject to taxation under Section 409A of the Code.  The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code.  However, the Company does not guarantee any particular tax effect for income provided to you pursuant to this Agreement.  In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to you, the Company shall not be responsible for the payment of any applicable taxes incurred by you on compensation paid or provided to you pursuant to this Agreement.

Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (a) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (b) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

Should you voluntarily terminate your employment or be terminated for Cause prior to the second anniversary of your employment start date, you shall be required to repay as of your termination date the full amount of the Sign On Bonus.  For purposes of this letter agreement, “Cause” shall mean (i) theft, dishonesty, misconduct or falsification of any records of the Company; (ii) failure to substantially perform your duties as assigned to you; (iii) a material act of fraud or dishonesty that is injurious to the Company; (iv) a breach of a material provision of this employment letter/agreement or the Company’s Employee Innovations and Proprietary Rights Assignment Agreement which you are required to sign as a condition of employment and is attached hereto as Exhibit A; (v) a violation of any federal or state law or regulations applicable to the business of the Company; or (vi) your conviction of, or a plea of “no contest” to a criminal act which impairs your ability to perform your duties.

We look forward to a mutually beneficial relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two (2) weeks notice.

Your job offer and employment, is contingent upon the clearance of reference checks satisfactory to the Company.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

In the event of any dispute or claim between you and the Company, including any claim relating to or arising out of your employment relationship with the Company, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, national origin, disability or other discrimination or harassment), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA’s website at www.adr.org.  The arbitrator shall permit adequate discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction and any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction.  The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based.  By executing this letter, you and the Company are both waiving the right to a jury trial with respect to any such disputes.  The Company shall bear the costs of the arbitrator, forum and filing fees.  Each party shall bear its own respective attorney fees and all other costs, unless otherwise provided by law and awarded by the arbitrator.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company, you will not in any way utilize any such information.

As with all of our employees, your employment is also subject to our general employment policies, many of which are described in our Employee Handbook. As a Company employee, you will be expected to abide by Company rules and standards. You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct, which are included in the Company Handbook.

As a condition of your employment, you will also be required to sign and comply with SciClone’s Employee Innovations and Proprietary Rights Assignment Agreement which is attached hereto.

Gary, we are excited about the prospect of having you join the Sciclone team and look forward to a mutually productive and successful relationship.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below as well as Exhibit A. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment shall be subject to mutual agreement, but in no event will it be later than December 8, 2008. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to any representations made during your interviews or relocation negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company President and you. This offer of employment will terminate if it is not accepted, signed and returned by November 26, 2008.

We look forward to your favorable reply and to working with you at SciClone.

Sincerely,

Friedhelm Blobel
President & Chief Executive Officer

AGREED TO AND ACCEPTED:

Signature:	/s/ Gary Titus

Printed Name:	Gary Titus

Date:	November 26, 2008